Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Completes Amend and Extend Transaction

For Immediate Release

Tuesday, September 23, 2009

[Charlotte, NC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (PGI) today announced that it has completed its previously announced amendment and extension transaction and has repaid $24.0 million of net outstanding borrowings under the term loan of it senior secured credit facility.

The new, extended term loan will mature in November 2014 and bears an interest rate of LIBOR plus 4.5%.  The new, extended revolving credit facility will mature in November 2013 and bears an interest rate of LIBOR plus 4.5%.  If outstanding borrowings under the original term loan tranche that matures November 2012 exceed $10.0 million in August 2012, the new revolving credit facility tranche will mature in August 2012.

Other terms of the amendment include the elimination of future step-downs or step-ups in the company’s financial covenants; the establishment of a LIBOR floor of 2.5% for the new term loan and revolving credit facility tranches; price protection for the new term loan tranche requiring a matching yield if any future term loan tranches are established at yields at least 25 basis points above the new term loan tranche; and changes to certain definitions and baskets related to permitted investments, acquisitions and assets sales.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 14 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President – Strategy & Corporate Development

(704) 697-5186

normand@pginw.com